Exhibit 99.1

BioCardia Submits Request for Clinical Data Review Meeting with Japan PMDA To Discuss Approval Pathway for CardiAMP® Cell Therapy in Ischemic Heart Failure

Sunnyvale, Calif. – July 24, 2025 - BioCardia®, Inc. [NASDAQ:BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, announced today that it submitted its CardiAMP autologous cell therapy investigational heart failure treatment for clinical consultation with Japan’s Pharmaceuticals and Medical Devices Agency (PMDA). This milestone marks a significant step toward potential regulatory approval in Japan, a key market for advanced heart failure therapies.

Japan’s PMDA consultation process is a critical component of Japan’s regulatory pathway for new medical products. In addition to responding to PMDA’s questions stemming from previous consultations, the submission made consisted of a detailed clinical data package including the full CardiAMP HF Trial data, along with the principal clinical portion of the Summary Technical Documentation, or STED, which is an extensive summary of the technical information to demonstrate to regulatory authorities that the CardiAMP System meets safety and performance requirements.

The PMDA clinical consultation of CardiAMP heart failure therapy will involve a comprehensive review of the clinical data from the recently completed CardiAMP HF trial, including whether the efficacy and safety of the CardiAMP system are adequately ensured, the proposed target patient populations indicated by the data, and how the investigational therapy may appropriately fit into the continuum of care for heart failure patients in Japan.

Alignment with PMDA on the acceptability of the clinical data and positioning of the CardiAMP system for Japanese patients with heart failure could enable BioCardia to submit for approval of the CardiAMP system for market entry in Japan.

“Consulting with the PMDA on the totality of clinical evidence from our three trials supporting CardiAMP cell therapy for heart failure is a pivotal step in our ongoing discussions with PMDA to bring this heart failure therapy to patients in Japan,” said Peter Altman, PhD, CEO of BioCardia. “We look forward to incorporating the agency's insights into our development plans and working towards a successful regulatory submission and review. Success in these efforts could result in our being engaged in a meaningful post marketing study in Japan next year.”

BioCardia remains committed to advancing innovative treatments for heart failure and is evaluating opportunities to collaborate with partners in Japan.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, the proprietary CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to increase capillary density and reduce tissue fibrosis, and ultimately treat microvascular dysfunction. The Phase IIIB CardiAMP HF II Trial (NCT06258447) is actively enrolling in the United States. The principal outcomes from the 125-patient randomized procedure controlled double blind CardiAMP HF Trial (NCT02438306) were presented at the late breaking clinical trial sessions of the American College of Cardiology on March 29th, 2025. Results of the CardiAMP HF Trial showed reduction in all cause death, reduced major adverse cardiac events, and improved quality of life, whose composite endpoint was statistically significant in patients having elevated NTproBNP, a marker of active heart stress. This was preceded by the Phase II 33-patient randomized placebo controlled Transendocardial Autologous Cells in heart Failure Trial (NCT 00768066) and the open label 20-patient Phase I Transendocardial Autologous Bone Marrow in Myocardial Infarction Trial (NCT 00507468), both of which demonstrated enhanced exercise ability and heart function in patients who received therapy.

The CardiAMP clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to our investigational product candidates, the potential benefits and mechanism of actions of the CardiAMP cell therapy, the anticipated PMDA consultation, and future regulatory submission. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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MEDIA CONTACT:

Miranda Peto, Investor Relations

mpeto@biocardia.com

(650) 226-0120

INVESTOR CONTACT:
David McClung, Chief Financial Officer

investors@biocardia.com

(650) 226-0120